Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March __, 2016 on the 2015 and 2014 consolidated financial statements included in the Annual Report of Social Reality, Inc. on Form 10-K for each of the years in the two-year period ended December 31, 2015. We hereby consent to the incorporation by reference of said report in the Registration Statement of Social Reality, Inc. on Form S-8 (File No. 333-206792).

RBSM LLP

New York, New York
March __, 2016